Exhibit 99.1
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President
Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS Selects JDA Software for
Merchandising Planning and Allocation
FORT MYERS, Fla., May 7 — Chico’s FAS, Inc. (NYSE: CHS) announced today that it is implementing JDA® Enterprise Planning, JDA®Assortment Planning and JDA® Allocation in order to increase sales and better manage inventories across its three women’s retail brands, Chico’s, White House | Black Market and Soma Intimates.
After conducting a benchmarking study, the Company concluded that JDA is the recognized leading provider of merchandising planning and allocation software for retailers. Developed with several leading fashion retailers, JDA’s Enterprise Planning applications provide strong support for dynamic attribute-based planning for products, location, and time, allowing retailers to plan using consumer-centric views of the data.
The Company also said that as a result of its selection of the JDA software, it would recognize in its fiscal first quarter 2009 financial results, non-cash impairment charges based upon unaudited, preliminary estimates that are anticipated to be in the range of $5.0 million to $6.0 million, net of tax, or approximately $.03 per diluted share, related to the write-off of development costs of similar software applications that were being developed by the Company.
ABOUT CHICO’S FAS, INC.
The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,071 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
The Chico’s brand currently operates 656 boutique stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.

White House | Black Market currently operates 344 boutiques, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whitehouseblackmarket.com.
Soma Intimates is the Company’s developing concept with 71 boutique stores today. Soma also publishes a popular catalog for its customers and conducts e-commerce at www.soma.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.